Product supplement no. 163-A-I	Registration Statement No. 333-155535
To prospectus dated November 21, 2008 and	Dated March 13, 2009
prospectus supplement dated November 21, 2008	Rule 424(b)(2)

Alerian MLP Index* ETN
* with payment at maturity or upon early repurchase based on the VWAP Level of the Index

General

  JPMorgan Chase & Co. may from time to time offer and sell Alerian MLP Index ETNs. This product supplement no. 163-A-I describes terms that will apply generally to Alerian MLP Index ETNs, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  The notes may pay a quarterly coupon, as described below.
  The notes do not guarantee any return of principal at maturity or upon early repurchase. The payment at maturity is linked to the performance of the VWAP Level, minus the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. The payment upon early repurchase is linked to the performance of the VWAP Level, minus the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period and the Repurchase Fee Amount, plus the Adjusted Coupon Amount, if any.
  The notes are designed for investors seeking exposure to the components and component weightings of the Alerian MLP Index.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-35 of this product supplement.
  The notes will be sold in minimum denominations as specified in the relevant terms supplement, and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Alerian MLP Index or any of its component securities.
  An application has been made to list the notes on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “AMJ,” subject to notice of issuance. No assurance can be given as to the approval of the notes for listing, or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes.

Key Terms

Issuer:	JPMorgan Chase & Co.
Index:

The Alerian MLP Index (the “Index”).

The Index measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is calculated and maintained by Standard & Poor's using a float-adjusted, market capitalization- weighted methodology in consultation with GKD Index Partners, LLC (“GKD” or the “Index Sponsor”), an affiliate of Alerian Capital Management LLC (“Alerian”), for application to the MLP asset class. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource. We refer to each MLP included in the Index as an “Index Component” and all such MLPs as “Index Components.”

(continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 13, 2009

Key Terms (continued)

Principal Amount:	Unless otherwise specified in relevant terms supplement, an amount equal to the Initial VWAP Level divided by ten.
Coupon Amount:

Unless otherwise specified in the relevant terms supplement, for each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. For the avoidance of doubt, the final Coupon Amount will be included in The Cash Settlement.

Coupon Payment Date:	Unless otherwise specified in the relevant terms supplement, the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date.
Coupon Record Date:	Unless otherwise specified in the relevant terms supplement, the ninth Index Business Day following each Coupon Valuation Date.
Coupon Ex-Date:

Unless otherwise specified in the relevant terms supplement, with respect to a Coupon Amount, the first Exchange Business Day on which the notes trade without the right to receive the Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

Coupon Valuation Date:

Unless otherwise specified in the relevant terms supplement, the 15th of February, May, August and November of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date.

Reference Distribution Amount:

Unless otherwise specified in the relevant terms supplement, (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Reference Holder:

Unless otherwise specified in the relevant terms supplement, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to (i) the published share weighting of that Index Component as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) ten.

VWAP:

Unless otherwise specified in the relevant terms supplement, with respect to each Index Component, as of any date of determination, the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component. For additional information please see “General Terms of Notes — Market Disruption Events.”

Initial Issue Date:	With respect to a particular series of notes, the date of the first issuance of notes in that series, as specified in the relevant terms supplement.

Key Terms (continued)

Accrued Tracking Fee:

Unless otherwise specified in the relevant terms supplement:

(1) The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of (a) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90.

(2) The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Quarterly Tracking Fee calculated as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(3) The Accrued Tracking Fee with respect to the last Coupon Valuation Date is an amount equal to (a) the product of (i) the Quarterly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(4) The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

(5) The Accrued Tracking Fee as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 30, plus (b) the Adjusted Tracking Fee Shortfall, if any.

Quarterly Tracking Fee:

Unless otherwise specified in the relevant terms supplement, as of any date of determination, an amount per note equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Current Indicative Value:

Unless otherwise specified in the relevant terms supplement, as determined by the Note Calculation Agent as of any date of determination, an amount per note, equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Cash Settlement Amount:

Unless otherwise specified in the relevant terms supplement, for each note, unless earlier repurchased, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the Final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

Index Ratio:	Unless otherwise specified in the relevant terms supplement, the Index Ratio on any Index Business Day is calculated as follows:

Final VWAP Level
Index Ratio =
Initial VWAP Level

Initial VWAP Level:	As specified in the relevant terms supplement.
Final VWAP Level:

Unless otherwise specified in the relevant terms supplement, as determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or during any Repurchase Measurement Period, as applicable.

VWAP Level:

Unless otherwise specified in the relevant terms supplement, as determined by the VWAP Calculation Agent as of any Index Business Day, (1) the sum of the products of (i) the VWAP of each Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date.

Index Divisor:

As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Alerian MLP Index — Calculation of the Index” in this product supplement.

Key Terms (continued)

Final Measurement Period:	Unless otherwise specified in the relevant terms supplement, the five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”
Calculation Date:

A date as specified in the relevant terms supplement, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day. The Calculation Date is subject to adjustment as described under “General Terms of the Notes — Market Disruption Events.”

Maturity Date:

Unless otherwise specified in the relevant terms supplement, the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Repurchase Amount:

Unless otherwise specified in the relevant terms supplement, subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders,” upon early repurchase, you will receive per note a cash payment on the relevant Repurchase Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount. We refer to this cash payment as the “Repurchase Amount.” If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

You may lose some or all of your investment upon early repurchase. Because the Accrued Tracking Fee (including any Adjusted Tracking Fee Shortfall) and the Repurchase Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Repurchase Fee Amount and the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early repurchase.

Early Repurchase Mechanics:

In order to request that we repurchase your notes on any Business Day during the term of the notes, you must deliver a Repurchase Notice to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders.” If you fail to comply with these procedures, your notice will be deemed ineffective.

Repurchase Valuation Date:

Unless otherwise specified in the relevant terms supplement, the last Business Day of each week, generally Friday. This day is also the first Index Business Day following the date that a Repurchase Notice and Repurchase Confirmation, each as described under “Description of Notes — Early Repurchase at the Option of the Holders — Repurchase Requirements,” are delivered. Any applicable Repurchase Valuation Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Repurchase Date:	The third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.
Repurchase Measurement Period:	Unless otherwise specified in the relevant terms supplement, the five Index Business Days from and including the applicable Repurchase Valuation Date, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”
Adjusted Coupon Amount:

Unless otherwise specified in the relevant terms supplement, with respect to any applicable Repurchase Valuation Date, a coupon payment, if any, in an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date, and the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.

Adjusted Reference Distribution Amount:

Unless otherwise specified in the relevant terms supplement, as of any applicable Repurchase Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.

Key Terms (continued)

Adjusted Tracking Fee:

Unless otherwise specified in the relevant terms supplement, as of any applicable Repurchase Valuation Date, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

Adjusted Tracking Fee Shortfall:

Unless otherwise specified in the relevant terms supplement, to the extent that the Adjusted Reference Distribution Amount, calculated on any applicable Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated on the applicable Repurchase Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Repurchase Notice:	The form of Repurchase Notice attached as Annex A to the relevant terms supplement.
Repurchase Confirmation:	The form of Repurchase Confirmation attached as Annex B to the relevant terms supplement.
Repurchase Fee:	0.125%
Repurchase Fee Amount:	As of any Repurchase Date, an amount per note in cash equal to the product of (i) the Repurchase Fee and (ii) the applicable Cash Settlement Amount as of such Repurchase Date.
Stub Reference Distribution Amount:	Unless otherwise specified in the relevant terms supplement, the “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period.
VWAP Calculation Agent:	The JPMorgan Global Index Research Group (“GIRG”)
Note Calculation Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Reissuances or Reopening Issuances:

We may, without your consent, “reopen” or reissue the notes based upon market conditions and VWAP Levels at that time. These further issuances, if any, will be consolidated to form a single series with the notes originally issued and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.

Exchange Listing:	We intend to list the notes on the NYSE Arca, under the ticker symbol “AMJ.”
Index Calculation Agent:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).
Business Day:	Unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Exchange Business Day:	Any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.
Index Business Day:	Any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.
Primary Exchange:	With respect to each Index Component or each component underlying a Successor Index, the primary exchange or market of trading of such Index Component or such component underlying a Successor Index, as applicable.
Related Exchange:

With respect to each Index Component or each component underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component or such component underlying a Successor Index, as applicable.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 163-A-I and with respect to JPMorgan Chase & Co. This product supplement no. 163-A-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, other free writing prospectuses, fact sheets, information appearing on websites, brochures or other educational materials. The information in the relevant terms supplement, this product supplement no. 163-A-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 163-A-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 163-A-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 163-A-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each Alerian MLP Index ETN.

General

     The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the Alerian MLP Index (the “Index”). The notes are a series of debt securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     Unless otherwise specified in the relevant terms supplement, the “Principal Amount” of each note is an amount equal to the Initial VWAP Level, as described below, divided by ten.

     Unless otherwise specified in the relevant terms supplement, for each note you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount, as described below.

     The notes do not guarantee any return of principal at, or prior to, maturity or upon early repurchase. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.” If you exercise your right to have us repurchase your notes, for each note you will receive a cash payment on the Repurchase Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount. We refer to this cash payment as the “Repurchase Amount.”

     The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured and unsubordinated obligations.

     Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “General Terms of Notes — Market Disruption Events” in this product supplement, you may submit a request on any Business Day during the term of the notes to have us repurchase your notes, provided that you request that we repurchase a minimum of 50,000 notes. The “Repurchase Valuation Date” will be the first Index Business Day following the date that the Repurchase Notice and Repurchase Confirmation (each as defined below) are delivered. The notes will be repurchased and the holders will receive payment for their notes on the third Business Day following the last Index Business Day in the Repurchase Measurement Period (the “Repurchase Date”). If a Market Disruption Event is continuing or occurs on the scheduled Repurchase Valuation Date with respect to any of the Index Components, the Repurchase Valuation Date may be postponed as described under “General Terms of Notes — Market Disruption Events” in this product supplement.

     The notes will be issued in denominations as specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 163-A-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

     An application has been made to list the notes on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “AMJ,” subject to notice of issuance. No assurance can be given as to the approval of the notes for listing, or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes.

Coupon Payment

     Unless otherwise specified in relevant terms supplement, for each note you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

     To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. For the avoidance of doubt, the final Coupon Amount will be included in the Cash Settlement Amount.

     Unless otherwise specified in the relevant terms supplement, the “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein.

     Unless otherwise specified in the relevant terms supplement, the “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

     Unless otherwise specified in the relevant terms supplement, the “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the notes trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

     Unless otherwise specified in the relevant terms supplement, the “Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein.

     Unless otherwise specified in the relevant terms supplement, the “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

     Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

     Unless otherwise specified in the relevant terms supplement, the “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5 ths and 1/5 th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Repurchase Measurement Period, as applicable.

     The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to (i) the published share weighting of that Index Component as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) ten.

     “record date” means, with respect to a distribution on an Index Component, the date on which a holder of the Index Component must be registered as a unitholder of such Index Component in order to be entitled to receive such distribution.

     “ex-dividend date” means, with respect to a distribution on an Index Component, the first Business Day on which transactions in such Index Component trade on the Primary Exchange without the right to receive such distribution.

     Unless otherwise specified in the relevant terms supplement, the “Accrued Tracking Fee” (1) with respect to the first Coupon Valuation Date is an amount equal to the product of (a) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90; (2) with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, is an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and (3) with respect to the last Coupon Valuation Date is an amount equal to (a) the product of (i) the Quarterly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

     The “Quarterly Tracking Fee” means, as of any date of determination, an amount per note equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

     The “Current Indicative Value,” as determined by the Note Calculation Agent, means, as of any date of determination, an amount per note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Cash Settlement Amount at Maturity

     The “Maturity Date” is the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

     Unless otherwise specified in the relevant terms supplement, for each note, unless earlier repurchased, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the Final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.”

     The “VWAP” with respect to each Index Component, as of any date of determination, is the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index Component, please see “General Terms of Notes – Market Disruption Events.”

     The “Initial Issue Date,” with respect to a particular series of notes, is the date of the first issuance of notes in that series, as specified in the relevant terms supplement.

     If the amount calculated above is less than zero, the payment at maturity will be zero.

     You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

     Unless otherwise specified in the relevant terms supplement, the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

     Unless otherwise specified in the relevant terms supplement, the “Index Ratio” on any Index Business Day is calculated as follows:

Final VWAP Level
Index Ratio =
Initial VWAP Level

     The “Initial VWAP Level” will be specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “Final VWAP Level,” as determined by the VWAP Calculation Agent, is the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or during any applicable Repurchase Measurement Period, as applicable.

     Unless otherwise specified in the relevant terms supplement, the “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.” The Repurchase Measurement Period is defined under “Description of Notes — Early Repurchase at the Option of the Holders.”

     Unless otherwise specified in the relevant terms supplement, the “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

     where:

     n is the number of Index Components;

     VWAPi, t is the VWAP of Index Component i as of Index Business Day t;

     wi, t is the published share weighting of Index Component i as of Index Business Day t; and

     Index Divisor is the Index Divisor as of Index Business Day t.

     The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Alerian MLP Index — Calculation of the Index” herein.

     The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).

     The “VWAP Calculation Agent” is The JPMorgan Global Index Research Group (“GIRG”). GIRG is one of our affiliates and may have interests adverse to you. Please see “Risk Factors — We or our affiliates may have adverse economic interests to the holders of the notes.”

     The “Calculation Date” will be as specified in the relevant terms supplement, unless such date is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day. The Calculation Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

     “Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

     “Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

     “Primary Exchange” means, with respect to each Index Component or each component underlying a Successor Index, the primary exchange or market of trading such Index Component or such component underlying a Successor Index.

     “Related Exchange” means, with respect to each Index Component or each component underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component or such component underlying a Successor Index.

     “Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Weekly Early Repurchase at the Option of the Holders

     Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “General Terms of Notes — Market Disruption Events” in this product supplement, you may submit a request to have us repurchase your notes each week no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date, provided that you request that we repurchase a minimum of 50,000 notes. For any applicable repurchase request, the “Repurchase Valuation Date” will be the last Business Day of each week (generally Friday) which is also the first Index Business Day following the date that the applicable Repurchase Notice and Repurchase Confirmation (each as defined below) are delivered.

     The notes will be repurchased and the holders will receive payment for their notes on the third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period (the “Repurchase Date”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Repurchase Valuation Date with respect to any of the Index Components, such Repurchase Valuation Date may be postponed as described under “General Terms of Notes — Market Disruption Events” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the applicable “Repurchase Measurement Period” means the five Index Business Days from and including the applicable Repurchase Valuation Date, subject to adjustments as described under “General Terms of Notes — Market Disruption Events.”

     If you exercise your right to have us repurchase your notes, subject to your compliance with the procedures described under “— Repurchase Requirements,” for each applicable note you will receive a cash payment on the relevant Repurchase Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount. We refer to this cash payment as the “Repurchase Amount.” If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

     We will inform you of such Repurchase Amount on the first Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.

     You may lose some or all of your investment upon early repurchase. Because the Accrued Tracking Fee and the Repurchase Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Repurchase Fee Amount and the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early repurchase.

     Unless otherwise specified in the relevant terms supplement, the Accrued Tracking Fee as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 90, plus (b) the Adjusted Tracking Fee Shortfall, if any.

     The “Repurchase Fee Amount” per note, as of any date of determination, is an amount equal to the product of (i) the Repurchase Fee of 0.125% and (ii) the applicable Cash Settlement Amount.

     The “Adjusted Coupon Amount,” with respect to any Repurchase Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date, and the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Repurchase Amount will not include an Adjusted Coupon Amount, and an amount equal to the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount (the “Adjusted Tracking Fee Shortfall”) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the applicable Repurchase Measurement Period.

     The “Adjusted Reference Distribution Amount,” as of the applicable Repurchase Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to an Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.

     The “Adjusted Tracking Fee,” as of the applicable Repurchase Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

     Upon repurchase of the notes as described above, we may, in our sole discretion, retire the repurchased notes or resell them to other investors.

     Repurchase Requirements

     To exercise the right to have us repurchase your notes on a weekly basis, you must instruct your broker or other person through whom you hold your notes to take the following steps:

  Send a notice of repurchase, substantially in the form attached as Annex A to the relevant terms supplement (a “Repurchase Notice”), to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, during the term of the notes, each week on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday);

  If we receive your Repurchase Notice by the time specified in the preceding bullet point, we will respond by sending you a confirmation of repurchase, substantially in the form attached as Annex B to the relevant terms supplement (a “Repurchase Confirmation”);

  Deliver the signed Repurchase Confirmation, in the specified form, to us via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day on which you submitted your Repurchase Notice. We or our affiliate must acknowledge receipt in order for your Repurchase Confirmation to be effective;

  Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant Repurchase Valuation Date at a price equal to the applicable Repurchase Amount; and

  Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the relevant Repurchase Date.

     Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your Repurchase Notice by 11:00 a.m., or your Repurchase Confirmation by 4:00 p.m., on the Business Day immediately preceding the applicable Repurchase Valuation Date, your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date.

     The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Once given, a Repurchase Notice may not be revoked. Questions about the repurchase requirements should be directed to the email address included in the form of Repurchase Notice attached to the relevant terms supplement.

     Expiration of Repurchase Rights

     If we do not receive your Repurchase Notice by 11:00 a.m., New York City time (as described under the first bullet point in “ — Repurchase Requirements” above), or your Repurchase Confirmation by 4:00 p.m., New York City time (as described under the third bullet point in “Repurchase Requirements” above) on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday), your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date. Any Repurchase Notice for which we (or our affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described above will be irrevocable.

INTRADAY INDICATIVE VALUE OF THE INDEX AND THE NOTES

     The VWAP Level, which is used to calculate the payment on the notes at maturity or upon early repurchase, is calculated by the VWAP Calculation Agent, which is The JPMorgan Global Index Research Group (“GIRG”). The calculation of the VWAP Level is different from the calculation of the closing level of the Index and the intraday indicative value of the notes. Please see “Risk Factors — The payment on the notes is linked to the VWAP Levels, not to the closing levels of the Index and not to the published intraday value of the notes” for more information. GIRG is one of our affiliates and may have interests adverse to you. Please see “Risk Factors — We or our affiliates may have adverse economic interests to the holders of the notes.”

     Intraday Index Values

     On each Business Day, S&P, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg L.P. (“Bloomberg”) under the ticker symbol “AMZ.” The actual Index closing level may vary, and on a cumulative basis over the term of the notes may vary significantly, from the intraday indicative value of the Index. In addition, the intraday indicative value of the Index does not necessarily track the VWAP Level used to determine your payment at maturity or upon early repurchase. Consequently, the return on the notes will not be the same as investing in a debt security with a payment at maturity or upon early repurchase linked to the performance of the Index.

     S&P is not affiliated with JPMorgan Chase & Co. (“JPMorgan”) and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deemed reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the notes or the calculation of the Index. S&P makes no warranty, express or implied, as to results to be obtained by JPMorgan, JPMorgan’s customers, holders of the notes, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by JPMorgan and the resultant output thereof.

     The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index Components.

     Intraday Note Values

     An intraday “indicative value” meant to approximate the intrinsic economic value of the notes will be calculated and published by Bloomberg (based in part on information provided by JPMSI) or a successor via the facilities on the Consolidated Tape Association under the symbol “AMJ.IV”. In connection with your notes, we used the term “indicative value” to refer to the value at a given time equal to (i) Principal Amount multiplied by the Index Ratio calculated using the levels of the Index instead of VWAP Levels as of such time, less (ii) the Accrued Tracking Fee, if any, as of such time assuming such time and date is the Repurchase Valuation Date and the sole Index Business Day in the Repurchase Measurement Period, plus (iii) the Adjusted Coupon Amount, if any, as of such time.

     The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by S&P will not necessarily reflect the depth and liquidity of the Index Components. For this reason and others, the actual trading price of the notes may be different from their indicative value.

     The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice. Any transaction between you and us will be subject to the details of the terms supplements relating to that transaction.

     The publishing of the intraday indicative value of the notes by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the notes may be different from their intraday indicative value. The intraday indicative value of the notes published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or the payment upon early repurchase.

     These indicative value calculations have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

     Bloomberg and its affiliates are not affiliated with JPMSI or JPMorgan and does not approve, endorse, review or recommend JPMSI, JPMorgan or the notes.

     The intraday indicative values of the notes calculated by Bloomberg are derived from sources deemed reliable, but Bloomberg, its affiliates and its and their respective suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Bloomberg and its affiliates make no warranty, express or implied, as to results to be obtained by JPMSI, JPMSI’s customers, JPMorgan, JPMorgan’s customers, the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Bloomberg and its affiliates make no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

     Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg, its affiliates or its or their respective partners, employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the notes, or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the notes, or any data or values included therein or in connection therewith, from whatever cause. Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors are not responsible for the selection of or use of the notes, or any data or values included therein or in connection therewith, the accuracy and adequacy of the notes, or any data or values included therein or in connection therewith or information used by JPMSI or JPMorgan and the resultant output thereof.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not guarantee any return of principal at, or prior to, maturity or upon early repurchase. Investing in the notes is not equivalent to investing directly in the Index or any of the Index Components. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not guarantee the return of your investment.

     The notes may not return any of your investment. The amount payable at maturity or upon early repurchase will reflect the performance of the VWAP Level minus the Accrued Tracking Fee and, in the case of an early repurchase, the Repurchase Fee Amount. These amounts will be determined pursuant to the terms described in this product supplement 163-A-I and the relevant terms supplement. Because the Accrued Tracking Fee and the Repurchase Fee Amount, if applicable, reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, and the Repurchase Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level as compared to the Initial VWAP Level is insufficient to offset the negative effect of the Accrued Tracking Fee and the Repurchase Fee Amount, if applicable, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity or upon early repurchase.

The notes are subject to the credit risk of JPMorgan Chase & Co.

     The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any other payment date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

S&P may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

     An application has been made to list the notes on the NYSE Arca. Standard & Poor’s, a division of McGraw-Hill Companies, Inc. (“S&P”), the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. If S&P discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the notes on the NYSE Arca. If the notes are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the notes may be materially and adversely affected and you may sustain significant losses if you sell your notes in the secondary market.

The payment on the notes is linked to the VWAP Levels, not to the closing levels of the Index and not to the published intraday indicative value of the notes.

     Your payment at maturity or upon early repurchase is linked to the performance of the VWAP Level, as compared to the Initial VWAP Level. Although the VWAP Level is intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or upon early repurchase of your notes may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. Because the VWAP Level will not necessarily correlate with the performance of the Index, the payment at maturity or upon early repurchase will not be the same as investing in a debt security with a payment at maturity or upon early repurchase linked to the performance of the Index. In particular, the actual Index closing level may vary significantly, on a cumulative basis over the term of the notes, from the VWAP Level. Information relating to the historical performance of the Index and the VWAP Level of the Index will be set forth in the relevant terms supplement. However, historical performance is not necessarily indicative of future performance.

     In addition, the intraday indicative value of the notes calculated and published by Bloomberg L.P. will be based on the intraday indicative values of the Index instead of the VWAP Levels of the Index. Because the intraday indicative value of the notes may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or upon early repurchase of your notes may be significantly different than the payment you would receive if such payment is determined by reference to the intraday indicative value of the notes.

The Index Sponsor and S&P may adjust the Index in a way that affects the VWAP Level, and neither the Index Sponsor nor S&P has any obligation to consider your interests.

     S&P is responsible for calculating and maintaining the Index in consultation with the Index Sponsor. The Index Sponsor and S&P can add, delete or substitute the equity securities underlying the Index Components or make other methodological changes that could change the VWAP Level. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. Neither the Index Sponsor nor S&P has any obligation to consider your interests in calculating or revising the Index. See “The Alerian MLP Index.”

Even if the Final VWAP Level is greater than the Initial VWAP Level, you may receive less than the principal amount of your notes due to the Accrued Tracking Fee and/or the Repurchase Fee Amount.

     If any distributions that a Reference Holder would be entitled to receive from the Index Components are not sufficient to cover the Quarterly Tracking Fee (equivalent to 0.85% per annum multiplied by the applicable Current Indicative Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or upon early repurchase. In addition, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount equal to 0.125% of the applicable Cash Settlement Amount. If the Final VWAP Level, as compared to the Initial VWAP Level, decreases or even if the Final VWAP Level, as compared to the Initial VWAP Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee and/or any applicable Repurchase Fee Amount, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.

You are not guaranteed a coupon payment.

     You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

     Similarly, you will not receive a coupon payment on a Repurchase Date if the Adjusted Reference Distribution Amount, calculated as of the Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated as of the Repurchase Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period.

Energy MLP market risks may affect the trading value of the notes and the amount you will receive at maturity.

     We expect that the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors. The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change. Investor perceptions of the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index and the VWAP Level are expected to fluctuate until the Maturity Date.

JPMSI and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the value of the Index and of each of the Index Components, and therefore the market value of the notes.

     JPMSI and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMSI and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMSI or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the Index Components to which the notes are linked.

The Index Components are concentrated in the energy industry.

     As of the date of this product supplement, most of the Index Components represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the MLPs in the energy industry are significantly affected by a number of factors including:

  worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

  changes in tax or other laws affecting master limited partnerships generally;

  regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

  changes in the relative prices of competing energy products;

  the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

  decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

  risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

  uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

  general economic and geopolitical conditions in the United States and worldwide

     These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index Components to decline during the term of the notes.

The Final VWAP Level may be less than the VWAP Level on the Maturity Date, a Repurchase Date, or at other times during the term of the notes.

     The VWAP Level on the Maturity Date, a Repurchase Date, or at other times during the term of the notes, including dates near the Final Measurement Period or the Repurchase Measurement Period, as applicable, could be higher than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period or the Repurchase Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the VWAP Level after the Final Measurement Period or the Repurchase Measurement Period, as applicable, if there is a significant decrease in the VWAP Level around the Final Measurement Period or the Repurchase Measurement Period, as applicable, or if there is significant volatility in the VWAP Levels during the term of the notes.

The historical performance of the Index is not an indication of the future performance of the Index.

     The historical performance of the Index should not be taken as an indication of the future performance of the Index. While the trading prices of the Index Components will determine the level of the Index and the VWAP Level, it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the Index Components will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index Components are traded, and by various circumstances that can influence the levels of the underlying securities in a specific market segment or the level of a particular underlying security.

The Index has a limited history and may perform in unexpected ways.

     The Index began publishing on June 1, 2006 and, therefore, has a limited history. S&P has calculated the returns that hypothetically might have been generated had the Index been created in the past, but those calculations are subject to many limitations. Unlike historical performance, such calculations do not reflect actual trading, liquidity constraints, fees, and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data, assumptions or estimates might result in materially different hypothetical performance.

There are restrictions on the minimum number of notes you may request that we repurchase and the dates on which you may exercise your right to have us repurchase your notes.

     If you elect to exercise your right to have us repurchase your notes, you must request that we repurchase at least 50,000 notes on any Repurchase Date. If you own fewer than 50,000 notes, you will not be able to have us repurchase your notes. Your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date during the term of the notes and a completed and signed Repurchase Confirmation by 4:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

     The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

     Because of the timing requirements of the Repurchase Notice and the Repurchase Confirmation, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

You have no partnership interests in any of the MLPs underlying the Index or rights to receive any securities.

     Investing in the notes is not equivalent to investing in the Index or any of the Index Components and it will not make you a holder of any partnership interest in any of the Index Components. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive distributions or any other rights with respect to the Index Components. The Cash Settlement Amount or Repurchase Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index Components.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other of our affiliates trade the Index Components and other financial instruments related to the Index and the Index Components on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the VWAP level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity or upon early repurchase.

     We or our affiliates may currently or from time to time engage in business with MLPs which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the MLPs, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the MLPs which are included in the Index. Any prospective purchaser of notes should undertake an independent investigation of each MLP which is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the VWAP Level, the level of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Repurchase Amount, if any, that we will pay you upon early repurchase, if applicable. The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the Note Calculation Agent, is entitled to exercise discretion.

     GIRG, one of our affiliates, will act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP and such VWAP Level, Initial VWAP Level or Final VWAP Level is to be determined during the term of the notes. In performing these duties, GIRG may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where GIRG, as the VWAP Calculation Agent, is entitled to exercise discretion.

There is no assurance that your notes will be listed on the NYSE Arca, and they may not have an active trading market.

     Although an application has been made to list the notes on the NYSE Arca, subject to notice of issuance, no assurance can be given as to the approval of the notes for the listing or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes. Even if the notes are listed, there can be no assurance that a secondary market for the notes will develop. We are not required to maintain any listing of the notes on the NYSE Arca or any other exchange.

The liquidity of the market for the notes may vary materially over time.

     Certain affiliates of JPMSI may engage in limited purchase and resale transactions in the notes although they are not required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. We may, in our sole discretion, retire the repurchased notes or resell them to other investors. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. You may elect to exercise your right to have us repurchase your notes, but such repurchase is subject to the restrictive conditions and procedures described in this product supplement, including the condition that you must request that we repurchase a minimum of 50,000 notes on any Repurchase Date and that you may only exercise your right to require us to repurchase the notes once per week.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

     The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, may influence the market value of the notes. We expect that, generally, the VWAP Level and the level of the Index on any day may affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

  the market price and expected distributions on the equity securities underlying the Index;

  interest and yield rates in the market generally;

  supply and demand for the notes, including inventory positions with any market maker;

  the amount of Accrued Tracking Fee on the relevant date of determination;

  the Index Components of the Index and changes to those Index Components over time;

  economic, financial, political, regulatory or judicial events that affect the equity securities included in the Index or stock markets generally and which may affect the VWAP Level on any date of determination; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Past historical performance of the Index or the VWAP Level may not be indicative of future performance of the VWAP Level. The VWAP Level may decrease such that you may not receive any return of your investment at maturity or upon early repurchase. The notes are not principally protected, and you may lose some or all of your investment at maturity or upon early repurchase.

We are not currently affiliated with any MLPs included in the Index.

     We are not currently affiliated with any of the Master Limited Partnerships included in the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such MLPs, including actions that could affect the value of the Index Components or the value of your notes. None of the money you pay us will go to the Index Sponsor, S&P or any of the MLPs represented in the Index and none of the Index Sponsor, S&P or any of those MLPs will be involved in the offering of the notes in any way. Neither those MLPs nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

     In the event we become affiliated with any of the MLPs represented in the Index, we will have no obligation to consider your interests as a holder of the notes in taking any action with respect to such MLP that might affect the value of your notes.

We are not responsible for any disclosure by any of the MLPs included in the Index, the Index Sponsor or S&P.

     To our knowledge, we are not currently affiliated with any MLPs included in the Index, the Index Sponsor or S&P. However, we or our affiliates may currently or from time to time in the future engage in business with those MLPs, the Index Sponsor or S&P. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Index or any of the Index Components disclosed by the Index Sponsor, S&P or the MLPs included in the Index. You, as an investor in the notes, should make your own investigation into the Index and the Index Components. Please see “The Alerian MLP Index” for additional information about the Index.

     Neither S&P nor any of the issuers of the equity securities that form part of the Index are involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to your notes. Neither S&P nor any of the issuers of the equity securities that form part of the Index have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

You will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes.

     You will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 11:00 a.m., New York City time ,on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday) and a completed and signed confirmation of such repurchase must be received by us no later than 4:00 p.m., New York City time, on the same Business Day. The Repurchase Valuation Date is the last Business Day of each week which is also the first Index Business Day following the date on which such notice and confirmation are delivered. You will not know the Repurchase Amount until after the expiration of the Repurchase Measurement Period, which is the five Index Business Days from and including the Repurchase Valuation Date, and we will pay you the Repurchase Amount, if any, on the Repurchase Date, which is the third Business Day following the last Index Business Day in the Repurchase Measurement Period. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.

Market disruptions may adversely affect your return.

     The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the VWAP Calculation Agent from properly determining the VWAP Levels during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, and prevents the Note Calculation Agent from calculating the amount that we are required to pay you, if any. These events may include disruptions or suspensions of trading in the markets as a whole. If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the VWAP Level will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. Pursuant to the terms of the notes and subject to the discussion in the section entitled “Certain U.S. Federal Income Tax Consequences,” we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long-term capital gain or loss if held for more than one year. Any gain on the sale or exchange of a note (including early repurchase or redemption at maturity) may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of a note that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the note’s term. Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we and you will agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat Coupon Amounts as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders should evaluate an investment in the notes in light of their particular circumstances.

     We expect that Coupon Amounts paid to Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders”) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder. In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes the estimated cost of hedging our obligations under the notes. JPMSI, as an agent and a FINRA member, and certain other affiliated dealers, which will also be FINRA members, will receive a portion of the Accrued Tracking Fee and Adjusted Tracking Fee, if any, applicable to the notes.

     We expect to enter into transactions to hedge our obligations under the notes. Such transactions may involve purchases of the Index Components or financial instruments linked to the Index and/or the Index Components prior to or on the Initial Issue Date. In addition, from time to time after we issue the notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

  acquire or dispose of or otherwise repurchase long or short positions in some or all of the Index Components;

  acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components or the Index;

  acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

  engage in any combination of the above activities.

     We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

     We may close out our hedge positions on or before the last Index Business Day in the Final Measurement Period. That step may involve sales or purchases of the Index Components, listed or over-the-counter options or futures on Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Index, as well as other indices designed to track the performance of the Index.

     While we cannot predict an outcome, such hedging activity or other hedging and investment activity of ours could potentially increase the Initial VWAP Level, and therefore effectively establish a higher value that the VWAP Level must achieve for you to obtain a return on your investment or avoid a loss of principal on the Maturity Date, or any Repurchase Date, as the case may be.

     Although we have no reason to believe that any of these activities will have a material effect on the VWAP Level or the value of the notes, we cannot assure you that these activities will not have such an effect.

     The estimated cost of hedging includes the projected profit that we or our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE ALERIAN MLP INDEX

General

     We have derived all information contained in this product supplement regarding the Alerian MLP Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by GKD Index Partners, LLC (“GKD” or the “Index Sponsor”), an affiliate of Alerian Capital Management, LLC (“Alerian”), and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information. The Alerian MLP Index is calculated, maintained and published by S&P in consultation with the Index Sponsor. Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, Alerian MLP Index.

     The Alerian MLP Index (the “Index”) is a price-only index calculated on a real-time basis beginning when the first traded price of any of the index constituents is received by S&P. Prices are delivered to the New York Stock Exchange (“NYSE”) every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZ.”

     For the avoidance of doubt, the notes are linked to the performance of the Alerian MLP Index. The Alerian MLP Index (ticker symbol “AMZ”) is separate and distinct from the Alerian MLP Select Index (ticker symbol “AMZS”).

     The Index measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is calculated and maintained by S&P using a float-adjusted, market capitalization-weighted methodology in consultation with the Index Sponsor for application to the MLP asset class. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource. The Index began publishing on June 1, 2006. In addition, S&P has calculated over 11 years of hypothetical historical index data based upon the application of the Index methodology described herein. The Index Sponsor publishes relevant constituent data points, such as total market capitalization and dividend yield, on a daily basis. MLPs are added or removed by the Index Sponsor based on the methodology described below. As of March 5, 2009, of the 50 MLPs included in the Index, shares of 35 MLPs are traded on the New York Stock Exchange, shares of 14 MLPs are traded on The NASDAQ Stock Market and shares of one MLP are traded on the NYSE Alternext US LLC (formerly the American Stock Exchange LLC). The Index Sponsor will announce changes to the Index on Alerian’s publicly available website at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this product supplement or any relevant terms supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

Construction of the Index

     All of the following requirements must be met in order for a company to be eligible for inclusion in Alerian MLP Index:

  The constituent security must be US-based. The Index Sponsor uses several factors in determining a company’s nationality, including, but not limited to, registration location, accounting principles used for financial reporting, and location of headquarters.

  The constituent security must be a “reported security” as defined in Rule 11Aa3-1 under the Exchange Act, and its common stock listed on the New York Stock Exchange (the “NYSE”), the NYSE Alternext US LLC, or National Association of Securities Dealers Automated Quotations System (“NASDAQ”).

  The constituent security must be a publicly traded partnership or limited liability company exempt from corporate taxation as a result of the 1986 Tax Reform Act, and engaged in the transportation, storage, processing, or production of energy commodities.

  The constituent security must represent either the limited or general partner interests, or both, of a partnership that is an operating company, or common units of a limited liability company that is an operating company. Closed-end funds, exchange-traded funds (ETFs), investment vehicles, and royalty or income trusts are not eligible for inclusion.

     The Alerian MLP Index has been created to provide a comprehensive benchmark for the historical performance of the energy master limited partnership sector. Given the growth of this asset class, the number of Index constituents has reached a critical mass to allow for minimum requirements that maintain the comprehensiveness of the Index while eliminating companies that are not appropriate for index inclusion. New constituents of the Alerian MLP Index, in addition to the index requirements listed above, will also be subject to the following conditions:

  Market capitalization. Each constituent security must have a market capitalization of at least $500 million. This minimum requirement is reviewed from time to time to ensure consistency with market conditions.

  Adequate individual trading liquidity. Each constituent security must maintain a ratio of annual dollar value traded to market capitalization of 0.30 or greater. Trading volume of each component security is required to have been in excess of 500,000 units per month for each of the last six months.

  Public float. Each constituent security must have a public float of at least 50% of the total outstanding units.

  Financial viability. Each constituent security must maintain trailing twelve months distributable cash flow that exceeds cash distributions paid to unitholders, where distributable cash flow is defined as GAAP net income excluding discontinued operations and extraordinary items, plus non-cash charges such as depreciation and amortization, and minus maintenance capital expenditures.

     Continued index membership is not necessarily subject to these guidelines. The Index Sponsor strives to minimize unnecessary turnover in index membership, and each removal is determined on a case-by-case basis.

Float Adjustment

     Constituents of the Alerian MLP Index are float-adjusted to reflect the number of units available to investors according to S&P’s proprietary methodology. The float adjustment for the index is effective as of the December 2005 rebalancing.

     The float-adjusted number of units for each stock is determined by assigning each stock an availability factor. That factor represents the percentage of units deemed available (i.e., tradable) on the open market, and is developed by excluding certain types of holdings. Units may be excluded for three reasons: corporate cross-holdings, private control block holdings, or government holdings. A private control block is considered to be any entity acting alone or in concert that possesses limited partner units in addition to a general partner interest. Subordinated limited partner units and any other holdings not readily available to the public for investment are also excluded.

Calculation of the Index

     The Alerian MLP Index is a float-adjusted, market capitalization-weighted index, calculated according to the following basic equations:

Combined Market Value of Assigned Shares of All Components
Index Value =
Divisor

or

     where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of stocks in the index

t = The time the index is calculated

Pi(t) = Price of stock (i) at time (t)

Si(t) = Number of float-adjusted units of stock (i) at time (t)

     The initial index divisor is determined using the following equation:

     where:

     I(o) = Base index value at base date (December 29, 1995)

     Do = Initial divisor at base date

     n = Number of stocks in the index

     Pi(o) = Closing price of stock (i) at base date

     Si(o) = Number of float-adjusted units of stock (i) at base date

     Changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events. Divisor changes are made according to the following formula:

     where:

     D(t+1) = Divisor after changes are made to the index

     Pi(t+1) = Price of each stock after index changes

     Si(t+1) = Number of float-adjusted units of each stock after index changes

     D(t) = Divisor before changes are made to the index

     Pi(t) = Price of each stock prior to index changes

     Si(t) = Number of float-adjusted units of each stock prior to index changes

Divisor Changes

     Changes to the index composition due to corporate actions or constituent eligibility changes will require index divisor adjustments, as follows:

Constituent change	Adjustment

Constituent Replacement	Add market value of company to be added, subtract market value for company to be removed

Spinoff*	Subtract the following from the price of the parent company:

Spinoff unit price

(Unit exchange ratio)

A determination will then be made for the entity that is spun off as to inclusion in the index.

Rights Offering	Subtract the following from the price of the parent company:

Price of rights
(		)
Rights ratio

     Divisor changes are usually made on the date the corporate action becomes effective.

*Special note on Spinoffs: If a company being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.

     Stock splits and reverse splits do not require index divisor adjustments because the corresponding change to the stock price equally offsets the number of assigned units, therefore not affecting the constituent’s weighting in the index.

Index Rebalancing

     The market capitalization-weighted Alerian MLP Index is rebalanced quarterly in March, June, September, and December each year. Changes are made after the close on the third Friday of those months, and become effective at the opening on the next trading day. Changes will be announced on Alerian’s publicly available website at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this product supplement or any relevant terms supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

     If an event causes a constituent’s total units to change by greater than 5% of its total units outstanding (e.g., a constituent completes an equity issuance), the index will follow an interim rebalancing schedule that will account for such unit changes prior to the next quarterly rebalancing. Increases or decreases in a constituent’s units of greater than 5% (whether effected by equity issuances or otherwise) are entered into the index on the third Friday of that given month, with the free float adjustment for that constituent recalculated at that time. For changes following the third Friday of that given month, the constituent’s units and float adjustment will be amended on the third Friday of the following month. Similar to the quarterly rebalancings, all changes will be made at the close of trading to be effective at the opening on the next trading day. Changes will be announced on Alerian’s publicly available website at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this product supplement or any relevant terms supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

     Equity offerings. Equity offerings that constitute less than 5% of a constituent’s total units outstanding are reflected at the time of the quarterly rebalancing. However, if an offering’s greenshoe is exercised before the quarterly rebalancing and its exercise causes the total units outstanding to increase by more than 5% as a result of the total offering, then the change is treated similarly to any change accounting for greater than 5% of a constituent’s units outstanding and will be entered at the next third Friday of the month. If a greenshoe exercise does not cause the total offering to be account for more than 5% of the total units outstanding, it is included at the next quarterly rebalancing.

Interim Constituent Changes

     Constituent changes may occur during scheduled quarterly or interim rebalancings or between review periods if a specific corporate event makes an existing constituent ineligible. The following events may require a constituent’s replacement:

Event	Action

Initial public offering

If an initial public offering occurs for a security that meets the constituent eligibility requirements, the security will be added to the index on its second day of trading. The delayed addition is designed to minimize distortions to the index from the initial day of trading for new public offerings. Further, it is the Index Sponsor’s intention to maintain a benchmark index that best represents the investible energy MLP universe for a preponderance of investors; we believe that delaying the addition of new offerings by one day best accomplishes this objective.

Merger or acquisition

If a merger or acquisition results in one constituent absorbing another, the resulting company will remain a constituent and the absorbed company will be replaced. If a non-constituent company absorbs a constituent company, the original constituent will be removed and replaced.

Spin-off

If a constituent company splits or spins off a portion of its business to form one or more new companies, the resulting companies will all remain constituents as long as each meets the eligibility requirements.

Bankruptcy

A constituent company will be removed and replaced immediately after bankruptcy filing. Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	A constituent company will be removed and replaced immediately after being delisted from its primary market.

Interim constituent changes will be announced on Alerian’s website publicly available website at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this product supplement or any relevant terms supplement.

Input Data

     S&P uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors.

     The index closing price is calculated using the closing prices issued by the primary exchange for each constituent stock in the index. If the primary exchange changes the closing price of a constituent stock, the new price will be used to calculate the index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of markets. This timeframe may be expanded at Standard & Poor’s discretion on days where trading volume is unusually large at the close. For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume. Only changes received prior to this final check are used in the closing price calculation.

     Incorrect index constituent data, corporate action data, or index divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on Alerian’s publicly available website prior to the change becoming effective.

     Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Alerian MLP Index Constituents (as of February 20, 2009)

Company Name	Ticker	Price	Market Cap	Float Adjust	Weight
Kinder Morgan Energy Partners LP	KMP	$47.00	$8,849,292,869	$7,654,144,724	14.13%
Enterprise Products Partners LP	EPD	$21.43	$9,383,131,693	$6,032,944,826	11.14%
Plains All American Pipeline LP	PAA	$37.23	$4,581,733,963	$3,591,266,204	6.63%
Energy Transfer Partners LP	ETP	$35.08	$5,332,936,847	$3,061,180,142	5.65%
Kinder Morgan Management LLC	KMR	$42.40	$3,388,399,943	$2,875,542,195	5.31%
ONEOK Partners LP	OKS	$43.00	$3,909,569,159	$2,042,775,142	3.77%
Magellan Midstream Partners LP	MMP	$31.26	$2,086,409,000	$2,037,833,535	3.76%
NuStar Energy LP	NS	$44.52	$2,424,583,641	$1,908,015,208	3.52%
Energy Transfer Equity LP	ETE	$18.54	$4,131,267,384	$1,841,824,555	3.40%
Buckeye Partners LP	BPL	$37.54	$1,815,897,869	$1,720,180,648	3.18%
TEPPCO Partners LP	TPP	$21.18	$2,213,828,931	$1,717,315,459	3.17%
Enbridge Energy Partners LP	EEP	$27.50	$2,741,490,208	$1,611,844,923	2.98%
Linn Energy LLC	LINE	$14.09	$1,622,755,980	$1,549,099,012	2.86%
Suburban Propane Partners LP	SPH	$33.51	$1,096,627,584	$1,035,532,554	1.91%
Inergy LP	NRGY	$22.12	$1,129,231,928	$986,100,793	1.82%
Boardwalk Pipeline Partners LP	BWP	$20.26	$3,602,253,852	$939,327,947	1.73%
AmeriGas Partners LP	APU	$29.09	$1,658,535,835	$927,874,776	1.71%
Magellan Midstream Holdings LP	MGG	$15.28	$957,239,299	$821,956,704	1.52%
Sunoco Logistics Partners LP	SXL	$49.96	$1,431,727,951	$802,640,637	1.48%
Natural Resource Partners LP	NRP	$20.46	$1,327,672,643	$697,210,227	1.29%
Copano Energy LLC	CPNO	$13.58	$781,495,036	$671,394,005	1.24%
NuStar GP Holdings LLC	NSH	$18.18	$772,800,221	$659,509,224	1.22%
Enterprise GP Holdings LP	EPE	$20.06	$2,792,184,298	$634,193,674	1.17%
TC Pipelines LP	TCLP	$24.59	$856,936,874	$581,682,976	1.07%
Alliance Resource Partners LP	ARLP	$26.09	$955,245,119	$529,653,953	0.98%
Ferrellgas Partners LP	FGP	$11.63	$787,263,810	$489,832,820	0.90%
MarkWest Energy Partners LP	MWE	$10.06	$569,797,917	$485,819,321	0.90%
El Paso Pipeline Partners LP	EPB	$16.81	$1,894,238,767	$469,948,386	0.87%
Atlas Energy Resources LLC	ATN	$14.15	$896,837,598	$441,666,465	0.82%
Regency Energy Partners LP	RGNC	$9.10	$738,886,812	$440,359,933	0.81%
Williams Pipeline Partners LP	WPZ	$10.75	$567,357,609	$432,707,742	0.80%
Penn Virginia Resource Partners LP	PVR	$11.81	$611,744,950	$360,699,537	0.67%
Dorchester Minerals LP	DMLP	$15.01	$423,888,869	$356,896,151	0.66%
Enbridge Energy Management LLC	EEQ	$26.40	$402,535,294	$332,897,468	0.61%
Western Gas Partners LP	WES	$14.29	$758,407,625	$291,439,653	0.54%
Teekay LNG Partners LP	TGP	$15.76	$693,664,564	$287,040,141	0.53%
Targa Resources Partners LP	NGLS	$7.97	$368,056,441	$269,901,899	0.50%
BreitBurn Energy Partners LP	BBEP	$6.53	$343,710,690	$269,404,599	0.50%
Williams Partners LP	WMZ	$15.10	$506,836,483	$264,117,889	0.49%
Genesis Energy LP	GEL	$9.50	$374,796,898	$258,753,450	0.48%
Spectra Energy Partners LP	SEP	$20.18	$1,422,506,463	$226,514,250	0.42%
Duncan Energy Partners LP	DEP	$15.32	$883,611,441	$221,922,447	0.41%
Atlas Pipeline Partners LP	APL	$5.72	$262,792,862	$218,495,054	0.40%
DCP Midstream Partners LP	DPM	$9.94	$280,637,839	$195,222,890	0.36%
Eagle Rock Energy Partners LP	EROC	$4.96	$379,269,832	$191,995,743	0.35%
Legacy Reserves LP	LGCY	$9.68	$300,799,602	$185,187,972	0.34%
Alliance Holdings GP LP	AHGP	$14.79	$885,373,770	$178,122,640	0.33%
Buckeye GP Holdings LP	BGH	$14.50	$410,350,000	$159,074,370	0.29%
Encore Energy Partners LP	ENP	$12.58	$405,271,367	$127,197,483	0.23%
Crosstex Energy LP	XTEX	$3.36	$163,852,739	$92,120,641	0.17%

License Agreement

     We have entered into a license agreement with GKD Index Partners, LLC (the “Index Sponsor” or “GKD”) providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the notes.

     The license agreement between the Index Sponsor and us provides that the following language must be set forth in this product supplement:

     “Alerian MLP Select Index, Alerian MLP Select Total Return Index, Alerian MLP Index and Alerian MLP Total Return Index are trademarks of GKD Index Partners, LLC and their use is granted under a license from GKD Index Partners, LLC.”

     All disclosures contained in this product supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Index Sponsor in consultation with Alerian. None of us, our affiliates, or the trustee assumes any responsibility for the accuracy or completeness of such information.

Discontinuation of the Index; Alteration of Method of Calculation

     If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index Components, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor S&P or another entity publishes a successor or substitute index that the Note Calculation Agent determines to be comparable to the discontinued Index and for which the Index Components, their share weighting and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

     Upon any selection by the Note Calculation Agent of a successor Index, the Note Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the notes.

     If S&P discontinues publication of the Index or does not make the Index Components, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Note Calculation Agent determines that no successor index is available at such time, or the Note Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Note Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index Component included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “The Alerian MLP Index — Interim Constituent Changes.” In such event, the Note Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the notes.

     Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the notes.

     If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Note Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Note Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Note Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Note Calculation Agent will accordingly calculate the Initial VWAP Level, the Final VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Repurchase Amount, if any, upon early repurchase, if applicable, based on the relevant VWAP Levels calculated by the Note Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

GENERAL TERMS OF NOTES

Note Calculation Agent

     J.P. Morgan Securities Inc., or JPMSI, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Repurchase Amount, if any, that we will pay you upon early repurchase, if applicable. The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Note Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, upon early repurchase, or on a Coupon Payment Date on or prior to 11:00 a.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Repurchase Date, or any Coupon Payment Date, as applicable.

     All calculations with respect to the Initial VWAP Level and the Index Ratio will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded up to ..87655); all dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, if any, per note, the Repurchase Amount, if any, per note, and the Cash Settlement Amount, if any, per note, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

     The JPMorgan Global Index Research Group, one of our affiliates, will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level, and the Final VWAP Level on any Index Business Day on which such VWAP and such VWAP Level, and Final VWAP Level is to be determined during the term of the notes. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     All calculations with respect to the VWAP of any Index Component and any VWAP Level and Final VWAP Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655).

Market Disruption Events

     To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the VWAP and published share weighting with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Note Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. For the avoidance of doubt, if the postponement described in the preceding sentence results in the VWAP of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, the Note Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index Component for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index Component and (ii) such Averaging Date. For example, if the Repurchase Measurement Period for purposes of calculating a Repurchase Amount is based on the arithmetic mean of the VWAP Levels on June 8, 2009, June 9, 2009, June 10, 2009, June 11, 2009 and June 12, 2009 and there is a Market Disruption Event for an Index Component on June 8, 2009, but no other Market Disruption Event during the Repurchase Measurement Period, then the VWAP for such disrupted Index Component on June 9, 2009 will be used more than once to calculate the Repurchase Amount and such Repurchase Amount will be determined based on the arithmetic mean of the VWAP for such disrupted Index Component on June 9, 2009, June 9, 2009, June 10, 2009, June 11, 2009 and June 12, 2009.

     In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the day originally scheduled to be the final Averaging Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date is not an Index Business Day or is a Disrupted Day with respect to such Index Component, the Note Calculation Agent or one of its affiliates, will determine the VWAP and share weighting with respect to any Index Component required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index Component that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

     An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Repurchase Measurement Period, as applicable, subject to adjustment as described herein.

     A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Note Calculation Agent to have a material effect on the VWAP Level.

     With respect to an Index Component, a “Market Disruption Event,” unless otherwise specified in the relevant terms supplement, means:

     (a) the occurrence or existence of a condition specified below:

          (i) any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index Component, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

          (ii) any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index Component, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

          (iii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Note Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component; or

     (b) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Note Calculation Agent in its sole discretion; and

     (c) a determination by the Note Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of the above definition:

     (a) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

     (b) for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Note Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

     “Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Events of Default and Acceleration

     Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the sum of (i) the Cash Settlement Amount at maturity per note as described under the caption “Description of Notes — Payment at Maturity” and (ii) the Coupon Amount per note, if any, with respect to the final Coupon Payment Date, as described under the caption “Description of Notes – Coupon Payment,” in each case, calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date, unless otherwise specified in the relevant terms supplement.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     An application has been made to list the notes on the NYSE Arca, under the ticker symbol “AMJ,” subject to notice of issuance; however, no assurance can be given as to the approval of the notes for listing or, if listed, the continued listing for the term of the offered notes, or the liquidity or trading market for the offered notes. If an active secondary market in the offered notes develops, we expect that investors will purchase and sell the offered notes primarily in such secondary market.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

     The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Reissuances or Reopening Issuances

     We may in our sole discretion, “reopen” or reissue the notes based upon market conditions and VWAP Levels at that time. We intend to issue the notes initially in an amount having the aggregate offering price specified on the cover of the relevant terms supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. These further issuances, if any, will be consolidated to form a single series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any notes bearing the same CUSIP number that are issued pursuant to any future additional issuances of notes bearing the same CUSIP number will increase the aggregate principal amount of the outstanding notes of this series. The price of any additional offering will be determined at the time of pricing of that offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets within the meaning of Section 1221 of the Code.

     This summary does not address all aspects of the U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities;

  a person holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed.

You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions.” While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, and, except where otherwise indicated, the following discussion so assumes.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

     Tax Treatment of Coupon Amounts. Although the U.S. federal income tax treatment of Coupon Amounts (including, for purposes of this tax disclosure, any Stub Reference Distribution Amount) is uncertain, we and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat any Coupon Amounts with respect to the notes as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes and, except where otherwise indicated, the following discussion so assumes.

     Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including early repurchase or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules of Code Section 1260, this gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations. It is uncertain whether the proceeds of a sale or exchange prior to maturity include any amount attributable to accrued but unpaid Coupon Amounts, or whether this amount should be treated as described above. You should consult your tax adviser regarding the treatment of accrued but unpaid Coupon Amounts upon the sale or exchange of the notes prior to maturity.

     The IRS could assert that a “deemed” taxable exchange has occurred on one or more rebalancing dates. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the note exceeds your tax basis therein. Any deemed exchange gain should be capital gain. You should consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings.

     Potential Application of the Constructive Ownership Rules. The IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Code Section 1260, in which case your tax consequences of selling or settling a note would be significantly and adversely affected. Code Section 1260 generally applies if an investor enters into a “constructive ownership transaction” with respect to a “pass-thru” entity. If a note is treated as a “constructive ownership transaction,” any gain recognized in respect of a note that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the note’s term. If a note is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the "net underlying long-term capital gain" should be determined under Code Section 1260 in the case of an instrument, like the notes, the underlying index with respect to which is rebalanced periodically. One reasonable possibility is that long-term capital gain realized on a sale or exchange of a note (including early repurchase or redemption at maturity) could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced.

     Notwithstanding the foregoing, if the notes are treated as “constructive ownership transactions,” it is nonetheless possible that the impact of the application of those rules might be relatively small, assuming that the Index Components comply with their stated distribution policies, that current coupons on the notes are treated as ordinary income consistent with the position being taken herein, and that the turnover of the Index Components upon rebalancing of the Index is relatively small. In this event, we think it would be fairly unlikely that you would recognize amounts of long-term capital gain significantly in excess of the "net underlying long-term capital gain" that you would have recognized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced. However, for a number of reasons, including among others because we have no control over the events described above, and because the constructive ownership rules would, assuming they applied, require you to prove by clear and convincing evidence that your long-term capital gain does not in fact exceed the long-term capital gain that you would have recognized if you had invested directly in the Index Components, there can be no assurance that some or all of the long-term capital gain that you recognize on a sale or exchange of the notes (including early repurchase or redemption at maturity) will not be subject to recharacterization under Code Section 1260. You should consult your tax adviser regarding the potential application of the constructive ownership rules.

     Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, subject to certain adjustments, with the result that your taxable income in any year could differ significantly from (and could be significantly higher than) the Coupon Amount (if any) you receive in that year. In addition, any gain recognized at expiration or upon a sale or exchange of the notes (including early repurchase or redemption at maturity) would generally be treated as ordinary income, and if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of your notes (for example, under Code Section 1256) and/or might treat all or a portion of the gain or loss on the sale or exchange of your notes (including early repurchase or redemption at maturity) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

     Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including early repurchase or redemption at maturity).

     We expect that Coupon Amounts paid to you (including any Stub Reference Distribution Amount) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder. In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and JPMSI, as agent, and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent”, and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes will, unless otherwise specified in the relevant terms supplement, sell notes to dealers as principal at the public offering price set forth on the cover of the relevant terms supplement. These dealers may then resell notes to the public at varying prices that the dealers will determine at the time of resale. In addition, these dealers may make a market in the notes, although these dealers are not obligated to do so and any of them may stop doing so at any time without notice.

      On the issue date, we will sell the number of notes described in the relevant terms supplement. To the extent not all the notes are sold, we expect the remainder of the notes will be offered and sold to other dealers and to investors from time to time at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold by us.

     Unless otherwise specified in the relevant terms supplement, JPMSI, which is a FINRA member, and certain other unaffiliated dealers, which will also be FINRA members, will receive a portion of the Accrued Tracking Fee and Adjusted Tracking Fee, if any, applicable to the notes as compensation to promote the notes and to provide certain support and services related to the notes.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     An application has been made to list the notes on the NYSE Arca, subject to notice of issuance. However, no assurance can be given as to the approval of the notes for listing, or, if listed, the continued listing for the term of the notes, or, if a secondary market for the notes is developed, the liquidity in that market. If an active secondary market in the notes develops, we expect that investors will purchase and sell the notes primarily in such secondary market.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     This product supplement no. 163-A-I (and the accompanying base prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a note covered by this product supplement no. 163-A-I that they acquire from other holders after the original offering and sale of the notes, or they may sell a note covered by this product supplement no. 163-A-I in short sale transactions.

     Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the notes and may cover such short positions by borrowing notes from us or our affiliates or by purchasing notes from us or our affiliates subject to our obligation to repurchase such notes at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This product supplement no. 163-A-I will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market values or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 163-A-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 163-A-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third Business Day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 163-A-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 163-A-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 163-A-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 163-A-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.